UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 12, 2016

Revolutionary Concepts Inc.,

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-53674	27-0094868
(State or Other	(Commission File Number)	(I.R.S. Employer
Jurisdiction of Incorporation)		Identification Number)

5237 Albemarle Rd, Suite 215, Charlotte, NC 28212

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code:  (980) 235–5376

4822 Albemarle Road, Suite 209, Charlotte, NC 28079

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2016, the majority shareholders of the Company chose to remove Ron Carter as a member of the Board of Directors.  There were no disagreements between Ron Carter and the Company.

Effective December 12, 2016, the board of directors of the Company chose not to renew an employment agreement with Ron Carter to serve as the Company’s chief executive officer.  Therefore, effective December 12, 2016, Mr. Carter is no longer an officer or director of the Company.

Effective December 12, 2016, the board of directors of the Company appointed Solomon Ali to serve as interim Chief Executive Officer of the Company.   There are no arrangements for compensation to be paid to Solomon Ali for his service as interim Chief Executive Officer at this time.

Mr. Ali has nearly 30 years of professional experience in business, insurance, investments, and corporate strategy. His expertise includes qualifications in corporate finance, leadership management training, and estate planning. During his California-based tenure as an executive in the healthcare and private equity industries, Mr. Ali facilitated the development of several companies acting CEO and Chairman of the Board. Also, Mr. Ali has served as Senior Vice President and a member of the board of directors for both Universal Bioenergy, Inc., and Revolutionary Concepts, Inc.

Item 8.01 Other Events

The Company has changed its executive office address to 5237 Albemarle Rd, Suite 215, Charlotte, NC 28212.

 Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

None.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVOLUTIONARY CONCEPTS, INC.

Date: January 10, 2017	By:	/s/ Solomon Ali

Solomon Ali, Interim Chief Executive Officer